EXHIBIT 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent in Registration Statement Form SB-2 of Discovery Bancorp to the use of our report on Celtic Capital Corporation and Columbia Capital Corporation dated March 2, 2005, on our audit of the combined financial statements of Celtic Capital Corporation and Columbia Capital Corporation as of December 31, 2004 and 2003.

/s/ Good, Swartz, Brown & Berns, LLP

June 17, 2005
Los Angeles, California